Filed pursuant to Rule 433(d) - Registration Statement No. 333-126812

Nomura Asset Acceptance Corporation
Mortgage Pass-Through Certificates, Series 2006-AR1
$200 Million (+/- 10%)
(Approximate)
Free Writing Prospectus
January 18, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling collect 1-212-667-2316.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

INFORMATION STATEMENT

The information set forth herein (the “Free Writing Prospectus”), together with any accompanying information, may be based only on a statistical sample of Mortgage Loans (defined below) (the “Statistical Pool”) expected to be included in the trust along with other Mortgage Loans on the Closing Date (defined below). In addition, certain Mortgage Loans contained in the Statistical Pool may be deleted from the pool of Mortgage Loans delivered to the trust on the Closing Date (the “Final Pool”). The Statistical Pool may not necessarily represent a statistically relevant sample, notwithstanding any contrary references herein. Furthermore, it is expected that the Statistical Pool will be larger than the Final Pool, and the aggregate principal balances of the Mortgage Loans in the Final Pool will be reduced from the Statistical Pool as described in this Free Writing Prospectus. Although Nomura Securities International, Inc. believes the information with respect to the Statistical Pool will be representative of the Final Pool (except with respect to aggregate principal balance of the Mortgage Loans, as described above), the collateral characteristics of the Final Pool may nonetheless vary from the collateral characteristics of the Statistical Pool.

If you have received this communication in error, please notify the sending party immediately by telephone and return the original to such party by mail.

STRUCTURAL SUMMARY

Structure Overview
Class	Initial Principal Balance ($) (1)	Coupon Type	Initial Pass-Through Rate (%)	Pricing Speed	WAL (years) (2)	Principal Window (months) (2)	Collateral WA MTR (3)	Expected Rating (Moody's/S&P) (4)
I-A	32,115,000	Variable (5)	5.8767	25% CPB	1.88	1-34	34	Aaa/AAA
II-A-1	50,000,000	Variable (5)	6.0366	25% CPB	2.52	1-72	59	Aaa/AAA
II-A-2	48,187,000	Variable (6)	5.3386	25% CPB	2.52	1-72	59	Aaa/AAA
II-A-3	10,000,000	Variable (5)	6.0366	25% CPB	2.52	1-72	59	Aaa/AAA
II-X	Notional(7)	Variable (8)	0.6980	25% CPB	2.52	NA	59	Aaa/AAA
III-A	26,944,000	Variable (5)	5.6522	25% CPB	2.79	1-96	78	Aaa/AAA
IV-A	18,123,000	Variable (5)	5.7439	25% CPB	3.06	1-116	113	Aaa/AAA
B-1	4,671,000	Variable (9)	5.9244	25% CPB(10)	4.04	1-58	63	Aa2/AA
B-2	3,180,000	Variable (9)	5.9244	25% CPB(10)	4.04	1-58	63	A2/A+
B-3	2,186,000	Variable (9)	5.9244	25% CPB(10)	4.04	1-58	63	Baa2/BBB
B-4	1,292,000	Variable (9)	5.9244	25% CPR(10)	6.09	1-359	63	Ba2/BB
B-5	397,000	Variable (9)	5.9244	25% CPR(10)	6.09	1-359	63	B2/B
B-6	1,694,195	Variable (9)	5.9244	25% CPR(10)	6.09	1-359	63	Unrated

(1)	Approximate. Subject to a permitted variance of plus or minus 10%.

(2)	With respect to the Offered Certificates, assumes CPB; with respect to the Class B-4, Class B-5 and Class B-6 Certificates, assumes CPR. The prepayment assumption for OID purposes will be CPR.

(3)	The weighted average months to roll for the Mortgage Loans comprising loan group I, loan group II, loan group III and loan group IV, in the aggregate, is 63 months.

(4)	Final class sizes and ratings may vary and will be contingent on the Final Pool and other structural attributes.

(5)	After the first Distribution Date, the per annum pass-through rate will equal the weighted average of the net mortgage rates of the Mortgage Loans in the related loan group (30/360, 24 day delay).

(6)

The pass-through rate on the Class II-A-2 Certificates will equal the weighted average of the net mortgage rates of the Group II Mortgage Loans minus 0.698% for each Distribution Date to and including the Distribution Date in November 2010; thereafter the pass-through rate on the Class II-A-2 Certificates will equal the weighted average of the net mortgage rates of the Group II Mortgage Loans minus 0.350% (30/360, 24 day delay).

(7)	On each Distribution Date, the Class II-X Certificates will accrue interest on a notional amount equal to the certificate principal balance of the Class II-A-2 Certificates.

(8)

The pass-through rate on the Class II-X Certificates will equal 0.698% for each Distribution Date to and including the Distribution Date in November 2010; thereafter the pass-through rate on the Class II-X Certificates will equal 0.350% (30/360, 24 day delay).

(9)

After the first Distribution Date, the per annum pass-through rate for the Subordinate Certificates will equal the weighted average (weighted in each case on the basis of the result of subtracting from each loan group the current Certificate Principal Balance of the related Group I-IV Senior Certificates (other than the Class II-X Certificate) of the net mortgage rates of the Group I Mortgage Loans, Group II Mortgage Loans, Group III Mortgage Loans and Group IV Mortgage Loans (30/360, 24 day delay).

(10)	With respect to the Class B-1, Class B-2 and Class B-3 Certificates, run to the 10% optional termination. With respect to the Class B-4, Class B-5 and Class B-6 Certificates, run to maturity.

TRANSACTION SUMMARY

Title of Series:	Nomura Asset Acceptance Corporation, Alternative Loan Trust, Series 2006-AR1
Cut-off Date:	January 1, 2006
Closing Date:	On or about January 30, 2006
Investor Settlement Date:	On or about January 31, 2006
Depositor:	Nomura Asset Acceptance Corporation
Underwriter:	Nomura Securities International, Inc.
Seller:	Nomura Credit & Capital, Inc.

Master Servicer and

Securities Administrator:	Wells Fargo Bank, N.A.
Servicer:	Initially, GMAC Mortgage Corporation

The Seller, as owner of the Mortgage Loans to be sold to the trust, will retain certain rights relating to the servicing of the Mortgage Loans, including the right to terminate and replace GMAC Mortgage Corporation at any time, without cause, or hire a special servicer as further specified in the pooling and servicing agreement.

Trustee:	HSBC Bank USA, National Association
Custodian:	Wells Fargo Bank, N.A.
Credit Risk Manager:

The Risk Management Group, as Credit Risk Manager for the trust, will monitor the performance of and make recommendations to the Servicer regarding certain delinquent and defaulted Mortgage Loans. The Credit Risk Manager will rely upon Mortgage Loan data that is provided to it by the Servicer in performing its advisory and monitoring functions.

Type of Offering:	The Offered Certificates will be offered from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.
Form of Registration:	The trust will issue the Offered Certificates initially in book-entry form through DTC, Clearstream Luxembourg and Euroclear.
Minimum Denomination:	For each class of Offered Certificates, $25,000 and multiples of $1 in excess thereof.
Record Date:	For each class of Group I-IV Certificates, and for any Distribution Date, the last business day of the month preceding the month in which such Distribution Date occurs.
Distribution Date:	The 25th day of each calendar month beginning in February 2006, or if such day is not a business day, then the following business day.
Last Scheduled Distribution Date:

The Distribution Date in February 2036 will be the last scheduled Distribution Date for the Offered Certificates. It is possible that the certificate principal balance of any class of Offered Certificates may not be fully paid or reduced to zero by said date.

Certificate Designations:	Class I-A Certificates and any additional classes of certificates of comparable rating or payment priority (the “Group I Senior Certificates”)

Class II-A-1, Class II-A-2, Class II-A-3 and Class II-X Certificates and any additional classes of certificates of comparable rating or payment priority (the “Group II Senior Certificates”)

Class III-A Certificates and any additional classes of certificates of comparable rating or payment priority (together, the “Group III Senior Certificates”)

Class IV-A Certificates and any additional classes of certificates of comparable rating or payment priority (together, the “Group IV Senior Certificates” and collectively, with the Group I, Group II and Group III Senior Certificates, the “Group I-IV Senior Certificates”)

Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates (collectively, the “Subordinate Certificates”, together, with the Group I-IV Senior Certificates, the “Group I-IV Certificates”);

The Trust will consist of additional loan groups and issue additional classes of certificates with respect to those loan groups. Payments received in respect of the Mortgage Loans comprising loan group I, loan group II, loan group III and loan group IV will be used exclusively for distributions on the Group I-IV Certificates, and will provide no credit support or other credit enhancement to, or source of distributions on the classes of certificates related to the other loan groups; payments received in respect of the mortgage loans comprising any additional loan groups will be used exclusively for distributions on the certificates related to those loan groups, and will provide no credit support or other credit enhancement to, or source of distributions on, the Group I-IV Certificates. The optional termination related to the Mortgage Loans comprising loan group I, loan group II, loan group III and loan group IV (and the Group I-IV Certificates) will be independent of any optional termination related to the additional loan groups (and certificates related to those loan groups).

Only the Group I-IV Certificates designated on page 3 hereof (other than the Class B-4, Class B-5 and Class B-6 Certificates) are offered hereby (collectively, the “Offered Certificates”).

Additional Classes:

The Class B-4, Class B-5, Class B-6, Class P and Class R Certificates will not be publicly offered. Any information with regard to said classes is only provided to enhance the understanding of the Offered Certificates.

Prepayment Period:	With respect to any Distribution Date, the immediately preceding calendar month.
Accrual Period:

The Accrual Period for the Group I-IV Certificates and any Distribution Date will be the calendar month immediately preceding the month in which such Distribution Date occurs. Calculations of interest on such certificates will be based on a 360-day year that consists of twelve 30-day months.

Optional Termination:

At its option, the Master Servicer may purchase all but not less than all of the Mortgage Loans in loan group I, loan group II, loan group III and loan group IV (and all properties acquired by the trust in respect of such Mortgage Loans) in the trust and thereby effect early retirement of the Group I-IV Certificates if on such Distribution Date the aggregate stated principal balance of the Mortgage Loans in loan group I, loan group II, loan group III and loan group IV (and all properties acquired by the trust in respect of such Mortgage Loans) has been reduced to less than or equal to 10% of the aggregate stated principal balance of the Mortgage Loans in loan group I, loan group II, loan group III and loan group IV as of the Cut-off Date.

Taxation – REMIC:

For federal income tax purposes, the trust will make multiple real estate mortgage investment conduit (each a “REMIC”) elections, organized in a tiered REMIC structure. The Offered Certificates, the Subordinate Certificates and the Class P Certificates will represent beneficial ownership of “regular interests” in the related REMIC.

The Class R Certificates will represent the beneficial ownership of the sole class of “residual interests” in the related REMIC.

Certain classes of Offered Certificates may be issued with original issue discount for federal income tax purposes.

Ratings:

The Offered Certificates are expected to be rated by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) with the ratings indicated in the table on page 3 of this document.

Credit Enhancement Structure:

Senior/subordination, cross-collateralization and shifting interest. In addition, the Class II-A-1 Certificates and Class II-A-2 Certificates are “super senior” to the Class II-A-3 Certificates, because the Class II-A-3 Certificates are allocated realized losses incurred on the Group II Mortgage Loans after the certificate principal balances of the Subordinate Certificates have been reduced to zero (as described herein) and before such realized losses are allocated to the Class II-A-1 Certificates and Class II-A-2 Certificates.

Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the supplemental Free Writing Prospectus accompanying this Free Writing Prospectus.

CREDIT ENHANCEMENT

Triggers

There will be delinquency and loss trigger tests as required by the Rating Agencies in order to achieve the ratings set forth on page 3 hereof.

Allocation of Losses on the Group I-IV Certificates; Subordination of Subordinate Certificates

Credit enhancement for the Group I-IV Senior Certificates includes the subordination of the Subordinate Certificates and the priority of application of Realized Losses on the Group I-IV Mortgage Loans. The Subordinate Certificates will be subordinate in right of payment of and provide credit support to the Group I-IV Senior Certificates to the extent described herein. The support provided by the Subordinate Certificates is intended to enhance the likelihood of regular receipt by the Group I-IV Senior Certificates of the full amount of the monthly distributions of interest and principal to which they are entitled and to afford the Group I-IV Senior Certificates protection against certain losses. The subordination amount for the Group I-IV Senior Certificates will likely range between 6.00% and 7.50% to achieve the ratings indicated on page 3 hereof.

Any Realized Loss with respect to a Group I-IV Mortgage Loan, except for an Excess Loss, will be allocated among the Group I-IV Certificates as follows: first, to the Subordinate Certificates in reverse order of their payment priority, until the Certificate Principal Balance of each such class has been reduced to zero and second, to the Group I-IV Senior Certificates (other than the Class II-X Certificates) related to the loan group for which the Realized Loss was incurred, on a pro rata basis, based on the Certificate Principal Balance of each such Group I-IV Senior Certificate in reduction of its Certificate Principal Balance, until the Certificate Principal Balance of each such class has been reduced to zero; provided, however, that the pro rata portion of any Realized Losses on the Group II Mortgage Loans which would otherwise be allocated to the Group II Senior Certificates will be allocated first to the Class II-A-3 Certificates, until its Certificate Principal Balance has been reduced to zero and then to the Class II-A-1 Certificates and the Class II-A-2 Certificates, on a pro rata basis, based on the Certificate Principal Balance of each such class, until the Certificate Principal Balance of each such class has been reduced to zero.

On each Distribution Date, Excess Losses with respect to principal will be allocated pro rata among the classes of Group I-IV Certificates (other than the Class II-X Certificates), based on their respective Certificate Principal Balances; provided, however, that the pro rata portion of any Excess Losses on the Group II Mortgage Loans which would otherwise be allocated to the Class II-A-1 Certificates and Class II-A-2 Certificates will be allocated first to the Class II-A-3 Certificates, until its Certificate Principal Balance has been reduced to zero and then to the Class II-A-1 Certificates and the Class II-A-2 Certificates, on a pro rata basis, based on the Certificate Principal Balance of each such class, until the Certificate Principal Balance of each such class has been reduced to zero.

On each Distribution Date, if the aggregate Certificate Principal Balance of all classes of Group I-IV Certificates (other than the Class II-X Certificates) exceeds the Aggregate Collateral Balance after giving effect to distributions of principal and the allocation of all losses to these certificates on that Distribution Date, that excess will be deemed a principal loss and will be allocated to the most junior class of Subordinate Certificates then outstanding.

The Subordinate Certificates will provide limited protection to the classes of certificates of higher relative priority against (i) Special Hazard Losses in an initial amount required by the Rating Agencies to achieve the ratings listed on page 3 hereof (the “Special Hazard Loss Coverage Amount”), (ii) Bankruptcy Losses in an initial amount required by the Rating Agencies to achieve the ratings listed on page 3 hereof (the “Bankruptcy Loss Coverage Amount”) and (iii) Fraud Losses in an initial amount required by the Rating Agencies to achieve the ratings listed on page 3 hereof (the “Fraud Loss Coverage Amount”).

The Fraud Loss Coverage Amount will be reduced, from time to time, by the amount of Fraud Losses allocated to the Certificates. In addition, (a) on each anniversary prior to the fifth anniversary of the cut-off date, the Fraud Loss Coverage Amount will be reduced to an amount equal to the lesser of (A) a percentage required by the rating agencies to achieve the ratings listed on page 3 hereof of the current aggregate principal balance of the Group I-IV Mortgage Loans and (B) the excess of the Fraud Loss Coverage Amount as of the preceding anniversary of the cut-off date over the cumulative amount of Fraud Losses allocated to the Subordinate Certificates since such preceding anniversary, and (b) on the fifth anniversary of the Cut-off Date, zero.

The Bankruptcy Loss Coverage Amount will be reduced, from time to time, by the amount of Bankruptcy Losses allocated to the Subordinate Certificates.

The Special Hazard Loss Coverage Amount will be reduced, from time to time, to an amount equal on any Distribution Date to the least of: (A) the greatest of (i) a percentage required by the Rating Agencies to achieve the ratings listed on page 3 hereof of the Aggregate Collateral Balance on such Distribution Date, (ii) twice the Stated Principal Balance of the largest Group I-IV

Mortgage Loan, or (iii) the aggregate Stated Principal Balance of the Group I-IV Mortgage Loans secured by mortgaged properties located in the single California postal zip code area having the highest aggregate Stated Principal Balance of any such zip code area; and (B) the Special Hazard Loss Coverage Amount as of the Closing Date less the amount, if any, of Special Hazard Losses allocated to the Subordinate Certificates since the Closing Date.

Cross-Collateralization—The Group I-IV Certificates

In general, distributions on the Group I Senior Certificates, Group II Senior Certificates, Group III Senior Certificates and Group IV Senior Certificates are made primarily from amounts received or advanced in respect of the Group I Mortgage Loans, Group II Mortgage Loans, Group III Mortgage Loans and Group IV Mortgage Loans, respectively. However, in the event that the Group I-IV Senior Certificates related to a loan group are paid in full or the aggregate Certificate Principal Balance of the Group I-IV Senior Certificates related to a particular loan group exceeds the aggregate Stated Principal Balance of the Mortgage Loans in such loan group, amounts received or advanced on the other loan groups may be used to make payments to the Group I-IV Senior Certificates unrelated to such loan groups.

Shifting Interest—The Group I-IV Certificates

Upon the initial issuance of the certificates, the Group I-IV Senior Certificates (other than the Class II-X Certificates) will be entitled to a significantly larger percentage of principal paid on the Group I-IV Mortgage Loans than the Group I-IV Subordinate Certificates, such percentage decreasing as the Certificate Principal Balance of the Group I-IV Senior Certificates decreases in proportion to the Groups I-IV Subordinate Certificates.  In addition, the entire amount of any prepayment or other unscheduled recovery of principal with respect to a Group I-IV Mortgage Loan may be allocated to the Group I-IV Senior Certificates (other than the Class II-X Certificates) during at least the first seven years after the date of initial issuance of the certificates, with such allocation being subject to gradual reduction thereafter, thereby extending the period during which the Group I-IV Subordinate Certificates remain available as credit enhancement for the Group I-IV Senior Certificates. This allocation has the effect of accelerating the amortization of the Group I-IV Senior Certificates while, in the absence of losses in respect of the Group I-IV Mortgage Loans, increasing the percentage interest in the principal balance of the Group I-IV Mortgage Loans evidenced by the Group I-IV Subordinate Certificates.

DISTRIBUTIONS OF INTEREST ON THE GROUP I-IV CERTIFICATES

Bankruptcy Loss Coverage Amount—With respect to any Distribution Date, the aggregate amount of Bankruptcy Losses that are allocated solely to the Subordinate Certificates, which is initially an amount required by the Rating Agencies to achieve the ratings listed on page 3 hereof.

Bankruptcy Losses—With respect to any of loan group I, loan group II, loan group III or loan group IV, Realized Losses on the Mortgage Loans in that loan group incurred as a result of Debt Service Reductions and Deficient Valuations.

Certificate Principal Balance—With respect to any class of Group I-IV Certificates (other than the Class II-X Certificates) as of any date of determination, an amount equal to the initial certificate principal balance of that class, reduced by the aggregate of the following amounts allocable to that class: (i) all amounts previously distributed to holders of certificates of that class as payments of principal; (ii) the amount of Realized Losses, including Excess Losses, allocated to that class; and (iii) in the case of the Subordinate Certificates, any amount allocated to a class of Subordinate Certificates in reduction of its Certificate Principal Balance if the aggregate Certificate Principal Balance of the Group I-IV Certificates (other than the Class II-X Certificates) exceeds the Aggregate Collateral Balance on such date, as described below under “Allocation of Losses;” provided, however, that the Certificate Principal Balance of each class of Group I-IV Certificates to which Realized Losses have been allocated (including any such class of certificates for which the Certificate Principal Balance has been reduced to zero) will be increased, up to the amount of related Recoveries for such Distribution Date, as follows: (a) first, the Certificate Principal Balance of each class of Group I-IV Senior Certificates (other than the Class II-X Certificates) related to the loan group from which each Recovery was collected will be increased, pro rata, up to the amount of Realized Losses previously allocated to reduce the Certificate Principal Balance of each such class of certificates, and (b) second, the Certificate Principal Balance of each class of Subordinate Certificates will be increased, in order of seniority, up to the amount of Realized Losses previously allocated to reduce the Certificate Principal Balance of each such class of certificates.

Class B Component Balance—With respect to any date of determination and loan group I, loan group II, loan group III or loan group IV, the excess, if any, of (i) the Aggregate Loan Group Balance of such loan group as of such date, over (ii) the then-outstanding aggregate Certificate Principal Balance of the related Group I-IV Senior Certificates (other than the Class II-X Certificates) as of such date.

Class B Percentage—With respect to any Distribution Date, the aggregate Certificate Principal Balance of the Subordinate Certificates immediately prior to that Distribution Date divided by the Aggregate Collateral Balance for that Distribution Date.

Credit Support Depletion Date—Means the Distribution Date on which the aggregate Certificate Principal Balance of the Subordinate Certificates has been reduced to zero.

Debt Service Reduction—A reduction in the amount of the monthly payment due on a Group I-IV Mortgage Loan as established by a bankruptcy court in a bankruptcy of the related borrower.

Deficient Valuation—The difference between the outstanding principal balance of a Group I-IV Mortgage Loan and a reduced secured debt as a result of a bankruptcy court establishing the value of the mortgaged property at an amount less than the then outstanding principal balance of the Group I-IV Mortgage Loan in connection with a bankruptcy of the related borrower.

Excess Losses—Means Special Hazard Losses in excess of the Special Hazard Loss Coverage Amount, Bankruptcy Losses in excess of the Bankruptcy Loss Coverage Amount and Fraud Losses in excess of the Fraud Loss Coverage Amount.

Fraud Loss Coverage Amount—Means the aggregate amount of Fraud Losses that are allocated solely to the Subordinate Certificates, which initially shall be an amount required by the Rating Agencies to achieve the ratings listed on page 3 hereof.

Insurance Proceeds—Means amounts paid pursuant to any insurance policy, with respect to a mortgage loan that have not been used to restore the related mortgaged property or released to the mortgagor in accordance with the terms of the pooling and servicing agreement, subject to the terms and conditions of the related mortgage note and mortgage.

Liquidated Mortgage Loan—Means a mortgage loan for which the servicer has determined that it has received all amounts that it expects to recover from or on account of the mortgage loan, whether from Insurance Proceeds, Liquidation Proceeds or otherwise.

Liquidation Principal—Means the principal portion of Liquidation Proceeds received on a mortgage loan that became a Liquidated Mortgage Loan, but not in excess of the Stated Principal Balance of that mortgage loan, during the calendar month preceding the month of the Distribution Date.

Liquidation Proceeds—Means amounts, including Insurance Proceeds, received in connection with the liquidation of a defaulted mortgage loan, whether through trustee’s sale, foreclosure sale, or otherwise or amounts received in connection with any condemnation or partial release of a mortgaged property, other than Recoveries.

Net Interest Shortfall—With respect to any Distribution Date and loan group, the sum of: (i) the amount of interest which would otherwise have been received for a mortgage loan in that loan group during the prior calendar month that was the subject of (x) a Relief Act Reduction or (y) a Special Hazard Loss, Fraud Loss or Bankruptcy Loss, after the exhaustion of the respective amounts of coverage provided by the Subordinate Certificates for those types of losses; and (ii) any related Net Prepayment Interest Shortfalls.

Net Mortgage Rate—With respect to any mortgage loan, the interest rate set forth in the related mortgage note minus the sum of the Servicing Fee Rate, the rate at which the fee payable to the credit risk manager is calculated and the rate at which the fee payable to any provider of lender paid mortgage insurance is calculated.

Net Prepayment Interest Shortfall—With respect to any Distribution Date and loan group, the amount by which the aggregate of Prepayment Interest Shortfalls for such loan group during the related Prepayment Period exceeds the available Compensating Interest for that period.

Prepayment Interest Shortfall—The amount by which interest paid by a borrower in connection with a prepayment of principal on a mortgage loan, net of the amount required to be paid as a servicing fee, is less than one month’s interest at the related mortgage rate, net of the amount required to be paid as a servicing fee, on the Stated Principal Balance or the amount prepaid of that mortgage loan, as applicable.

Special Hazard Loss—Means a Group I-IV Realized Loss, as reported by the related servicer to the trustee, attributable to damage or a direct physical loss suffered by a mortgaged property-including any Group I-IV Realized Loss due to the presence or suspected presence of hazardous wastes or substances on a mortgaged property other than any such damage or loss covered by a hazard policy or a flood insurance policy required to be maintained in respect of the mortgaged property under the pooling and servicing agreement or any loss due to normal wear and tear or certain other causes.

Special Hazard Loss Coverage Amount—Means the amount required by the Rating Agencies to achieve the ratings set forth on page 3 herein less, on each Distribution Date, the sum of (1) the aggregate amount of Special Hazard Losses that would have been previously allocated to the Subordinate Certificates in the absence of the Loss Allocation Limitation and (2) the Adjustment Amount. As of any Distribution Date on or after the Cross-Over Date, the Special Hazard Loss Coverage Amount will be zero.

Distributions will be made to the extent of the related Available Funds for the Group I-IV Certificates in the order and priority as follows:

A)	first, to the Group I-IV Senior Certificates of the related loan group, accrued and unpaid interest as described below; and
B)

second, to the Group I-IV Senior Certificates (other than the Class II-X Certificates) of the related loan group, principal as described under “Distributions of Principal—The Group I-IV Certificates” below.

After giving effect to the distributions set forth in the previous paragraph, all such remaining Available Funds will be aggregated and the following distributions will be made in the priority set forth below, subject to any payments required to be made to the Group I-IV Certificates as described herein under “Cross Collateralization—the Group I-IV Certificates”:

A)

first, to each class of Subordinate Certificates, interest and then principal, sequentially, in the following order: Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates; and

B)	second, to the Residual Certificates, the remainder (which is expected to be zero) of all Available Funds.

Distributions of interest and principal to the Group I-IV Senior Certificates will be based on payments received or advanced for the mortgage loans in the related loan group except under the limited circumstances described under “Cross-Collateralization—The Group I-IV Certificates” below. Distributions of interest and principal to the Subordinate Certificates will be based on payments received or advanced for all of the Group I-IV Mortgage Loans.

The pass-through rates for the Offered Certificates are set forth on page 3 hereof.

The pass-through rate on the Subordinate Certificates will equal, on any Distribution Date, the quotient expressed as a percentage,

of (a) the sum of: (i) the product of (x) the Weighted Average Pass-Through Rate for loan group I for that Distribution Date and (y) the Class B Component Balance for loan group I immediately prior to such Distribution Date, (ii) the product of (x) the Weighted Average Pass-Through Rate for loan group II for that Distribution Date and (y) the Class B Component Balance for loan group II immediately prior to such Distribution Date, (iii) the product of (x) the Weighted Average Pass-Through Rate for loan group III for that Distribution Date and (y) the Class B Component Balance for loan group III immediately prior to such Distribution Date, and (iv) the product of (x) the Weighted Average Pass-Through Rate for loan group IV for that Distribution Date and (y) the Class B Component Balance for loan group IV immediately prior to such Distribution Date, divided by (b) the aggregate of the Class B Component Balances for loan group I, loan group II, loan group III and loan group IV immediately prior to such Distribution Date.

With respect to each class of Group I-IV Certificates and each Distribution Date, an amount of interest will accrue on each such class of certificates, generally equal to 1/12th of the applicable pass-through rate for that class multiplied by the related Certificate Principal Balance or notional amount, as applicable, immediately prior to that Distribution Date. Interest to be distributed on the certificates on any Distribution Date will consist of accrued and unpaid interest as of the previous Distribution Dates and interest accrued during the preceding Accrual Period. Interest will accrue on each class of Group I-IV Certificates on the basis of a 360-day year consisting of twelve 30-day months.

The interest entitlement described above for each class of Group I-IV Senior Certificates will be reduced by Net Interest Shortfalls experienced by the mortgage loans in the related loan group for that Distribution Date and the interest entitlement described above for the Subordinate Certificates will be reduced by Net Interest Shortfalls experienced by all of the Group I-IV Mortgage Loans for that Distribution Date. Net Interest Shortfalls on any Distribution Date will be allocated pro rata among all such classes of certificates related to such group, based on the amount of interest each of those classes of certificates would otherwise be entitled to receive on that Distribution Date from such group before taking into account any reduction in the amounts resulting from Net Interest Shortfalls. The amount a class of Subordinate Certificates would otherwise be entitled to receive from the mortgage loans in a loan group before taking into account any such reduction will be based on the amount of interest accruing at the applicable Weighted Average Pass-Through Rate on that class’s proportionate share, based on the Certificate Principal Balance, of the related Class B Component Balance for that Distribution Date.

DISTRIBUTIONS OF PRINCIPAL ON THE GROUP I-IV CERTIFICATES

Available Funds—With respect to any Distribution Date and each of loan group I, loan group II, loan group III and loan group IV, the sum of: (a) all scheduled installments of interest and principal due on the related due date and received prior to the related Determination Date on the Mortgage Loans in the related loan group, together with any advances for the Mortgage Loans in the related loan group; (b) (i) all Insurance Proceeds (to the extent not applied to restoration of the mortgaged property or released to the mortgagor in accordance with the servicer’s standard servicing procedures) and Liquidation Proceeds received during the calendar month preceding the month of that Distribution Date on the Mortgage Loans in the related loan group, in each case net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any, and (ii) all Recoveries, if any, for such Distribution Date; (c) all partial and full principal prepayments received during the applicable Prepayment Period on the Mortgage Loans in the related loan group, exclusive of prepayment premiums and interest accruals received with any prepayments in full if such prepayment in full is received in the month that such prepayment is to be distributed to certificateholders and such interest represents interest accruals for that month; (d) amounts received for that Distribution Date in respect of the substitution of a Mortgage Loan in the related loan group, the purchase of a deleted Mortgage Loan in the related loan group, or a repurchase of a Mortgage Loan in the related loan group by the seller as of that Distribution Date; and (e) any amounts payable as Compensating Interest by the servicer or the master servicer on that Distribution Date on the Mortgage Loans in the related loan group; minus, (f) in the case of clauses (a) through (e) above, (i) the amounts to which the trustee, securities administrator, master servicer or the servicer is entitled under the pooling and servicing agreement, including accrued and unpaid servicing fees or master servicing fees, unreimbursed advances and certain expenses, in each case allocable to such loan group and (ii) any lender paid mortgage guaranty insurance premiums, if applicable, in the related loan group.

Group I Senior Principal Distribution Amount—With respect to any Distribution Date the sum of: (i) the related Senior Percentage of the Principal Payment Amount for the Group I Mortgage Loans; (ii) the related Senior Prepayment Percentage of the Principal Prepayment Amount for the Group I Mortgage Loans; and (iii) the Senior Liquidation Amount for the Group I Mortgage Loans.

Group II Senior Principal Distribution Amount—With respect to any Distribution Date the sum of: (i) the related Senior Percentage of the Principal Payment Amount for the Group II Mortgage Loans; (ii) the related Senior Prepayment Percentage of the Principal Prepayment Amount for the Group II Mortgage Loans; and (iii) the Senior Liquidation Amount for the Group II Mortgage Loans.

Group III Senior Principal Distribution Amount—With respect to any Distribution Date the sum of: (i) the related Senior Percentage of the Principal Payment Amount for the Group III Mortgage Loans; (ii) the related Senior Prepayment Percentage of the Principal Prepayment Amount for the Group III Mortgage Loans; and (iii) the Senior Liquidation Amount for the Group III Mortgage Loans.

Group IV Senior Principal Distribution Amount—With respect to any Distribution Date the sum of: (i) the related Senior Percentage of the Principal Payment Amount for the Group IV Mortgage Loans; (ii) the related Senior Prepayment Percentage of the Principal Prepayment Amount for the Group IV Mortgage Loans; and (iii) the Senior Liquidation Amount for the Group IV Mortgage Loans.

Principal Payment Amount—With respect to any Distribution Date and each of loan group I, loan group II, loan group III and loan group IV the sum of: (i) scheduled principal payments on the mortgage loans in that loan group due on the due date related to that Distribution Date; (ii) the principal portion of repurchase proceeds received with respect to any mortgage loan in that loan group that was repurchased as permitted or required by the pooling and servicing agreement during the applicable period preceding that Distribution Date; and (iii) any other unscheduled payments of principal that were received on the mortgage loans in that loan group during the preceding calendar month, other than Principal Prepayments or Liquidation Principal.

Principal Prepayment Amount—With respect to any Distribution Date and a loan group, the sum of (i) all Principal Prepayments in full and in part in that loan group which were received during the applicable Prepayment Period preceding that Distribution Date and (ii) all Recoveries related to that loan group received during the calendar month preceding the month of that Distribution Date.

Principal Prepayments—Means any mortgagor payment or other recovery of principal on a mortgage loan that is received in advance of its scheduled due date and is not accompanied by an amount as to interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Realized Loss—Means the amount determined by the servicer and evidenced by an officers’ certificate delivered to the trustee and securities administrator, in connection with any mortgage loan equal to: (i) for any Liquidated Mortgage Loan, the excess of its Stated Principal Balance plus interest at a rate equal to the applicable net mortgage rate from the due date as to which interest was last paid up to the first due date after the liquidation over any proceeds received in connection with the liquidation, after application of all withdrawals permitted to be made by that servicer from the collection account for the mortgage loan; (ii) for any mortgage loan that has become the subject of a Deficient Valuation, the excess of the Stated Principal Balance of the mortgage loan over the principal amount as reduced in connection with the proceedings resulting in the Deficient Valuation; or (iii) for any mortgage loan that has become the subject of a Debt Service Reduction, the present value of all monthly Debt Service Reductions on the mortgage loan, assuming that the mortgagor pays each scheduled monthly payment on the applicable due date and that no principal prepayments are received on the mortgage loan, discounted monthly at the applicable mortgage rate.

Recovery—With respect to any Liquidated Mortgage Loan and Distribution Date, an amount received in respect of such Liquidated Mortgage Loan during the prior calendar month which has previously been allocated as a Realized Loss to a class or classes of Group I-IV Certificates, net of reimbursable expenses.

Senior Liquidation Amount—With respect to any Distribution Date and for any of loan group I, loan group II, loan group III and loan group IV, for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of that Distribution Date, the lesser of (i) the related Senior Percentage of the Stated Principal Balance of that mortgage loan and (ii) the related Senior Prepayment Percentage of the Liquidation Principal with respect to that mortgage loan.

Senior Percentage—With respect to any Distribution Date and loan group, the percentage equivalent of a fraction, the numerator of which is the aggregate Certificate Principal Balance of the classes of Group I-IV Senior Certificates (other than the Class II-X Certificates) related to such loan group immediately prior to that Distribution Date and the denominator of which is the Aggregate Loan Group Balance for such loan group as of the first day of the related due period, subject to adjustment for prepayments in full received and distributed in the month prior to that Distribution Date. In no event will the Senior Percentage for any loan group exceed 100%.

Senior Prepayment Percentage—With respect to loan group I, loan group II, loan group III and loan group IV and any Distribution Date occurring during the seven years beginning on the first Distribution Date, 100%. Thereafter, the Senior Prepayment Percentage will, except as described below, be subject to gradual reduction as described in the following paragraph. This disproportionate allocation of unscheduled payments in respect of principal will have the effect of accelerating the amortization of the Group I-IV Senior Certificates while, in the absence of Realized Losses, increasing the interest in the aggregate Stated Principal Balance evidenced by the Group I-IV Senior Certificates. Increasing the respective interest of the Group I-IV Senior Certificates relative to that of the Subordinate Certificates is intended to preserve the availability of the subordination provided by the Subordinate Certificates.

The Senior Prepayment Percentage for each loan group and any Distribution Date occurring on or after the seventh anniversary of the first Distribution Date will be as follows: (i) for any Distribution Date in the first year thereafter, the related Senior Percentage plus 70% of the related Subordinate Percentage for that Distribution Date; (ii) for any Distribution Date in the second year thereafter, the related Senior Percentage plus 60% of the related Subordinate Percentage for that Distribution Date; (iii) for any Distribution Date in the third year thereafter, the related Senior Percentage plus 40% of the related Subordinate Percentage for that Distribution Date; (iv)for any Distribution Date in the fourth year thereafter, the related Senior Percentage plus 20% of the related Subordinate Percentage for that Distribution Date; and (v) for any Distribution Date after the fourth year thereafter, the related Senior Percentage for that Distribution Date.

For special considerations concerning the Senior Prepayment Percentage, see “Glossary of Terms – Group I-IV Certificates” in the accompanying supplemental Free Writing Prospectus.

Special Hazard Loss Coverage Amount—Means the aggregate amount of Special Hazard Losses that are allocated solely to the Subordinate Certificates, which is initially the amount required by the Rating Agencies to achieve the ratings listed on page 3 hereof.

Stated Principal Balance—With respect to any mortgage loan and any date of determination, the principal balance of that mortgage loan as of the cut-off date, after application of all scheduled principal payments due on or before the cut-off date, whether or not received, reduced by all amounts allocable to principal that have been distributed to certificateholders with respect to that mortgage loan on or before that date of determination, and as further reduced to the extent that any Realized Loss on that mortgage loan has been allocated to one or more classes of certificates on or before that date of determination.

Subordinate Liquidation Amount—With respect to any Distribution Date and loan group, the excess, if any, of the aggregate Liquidation Principal for all mortgage loans related to that loan group that became Liquidated Mortgage Loans during the calendar month preceding the month of that Distribution Date, over the related Senior Liquidation Amount for that Distribution Date.

Subordinate Percentage—With respect to any Distribution Date and loan group I, loan group II, loan group III or loan group IV, the excess of 100% over the related Senior Percentage for that date.

Subordinate Prepayment Percentage—With respect to any Distribution Date and loan group I, loan group II, loan group III or loan group IV, the excess of 100% over the related Senior Prepayment Percentage for that Distribution Date; provided, however, that if the aggregate Certificate Principal Balance of the related Group I-IV Senior Certificates has been reduced to zero, then the Subordinate Prepayment Percentage for that loan group will equal 100%.

Subordinate Principal Distribution Amount—With respect to any Distribution Date and loan group I, loan group II, loan group III or loan group IV, the sum of the following amounts calculated for each loan group: (i) the related Subordinate Percentage of the related Principal Payment Amount; (ii) the related Subordinate Prepayment Percentage of the related Principal Prepayment Amount; and (iii) the related Subordinate Liquidation Amount; less (iv) the amount of certain cross-collateralization payments as described under “Cross-Collateralization” below.

Subordination Level—With respect to any Distribution Date for any class of Group I-IV Senior Certificates, the percentage obtained by dividing the sum of the Certificate Principal Balances of all classes of Subordinate Certificates which are subordinate in right of payment to that class by the Certificate Principal Balances of all classes of Group I-IV Certificates (other than the Class II-X Certificates), in each case immediately prior to that Distribution Date.

Weighted Average Pass-Through Rate—With respect to any Distribution Date and loan group, the weighted average of the Net Mortgage Rates of the mortgage loans in such loan group.

With respect to the Group I-IV Senior Certificates and the Subordinate Certificates, principal distributions from the funds available therefor will be paid on each Distribution Date as follows:

A)           an amount, up to the amount of the Group I Senior Principal Distribution Amount for that Distribution Date, will be distributed as principal, to the Group I Senior Certificates on a pro rata basis, based on the certificate principal balance of each class of Group I Senior Certificates, until the Certificate Principal Balance of each such class has been reduced to zero.

B)            an amount, up to the amount of the Group II Senior Principal Distribution Amount for that Distribution Date, will be distributed as principal, to the Group II Senior Certificates (other than to the Class II-X Certificates) on a pro rata basis, based on the certificate principal balance of each class of Group II Senior Certificates (other than to the Class II-X Certificates), until the Certificate Principal Balance of each such class has been reduced to zero.

C)            an amount, up to the amount of the Group III Senior Principal Distribution Amount for that Distribution Date, will be distributed as principal, to the Group III Senior Certificates on a pro rata basis, based on the certificate principal balance of each class of Group III Senior Certificates, until the Certificate Principal Balance of each such class has been reduced to zero.

D)           an amount, up to the amount of the Group IV Senior Principal Distribution Amount for that Distribution Date, will be distributed as principal, to the Group IV Senior Certificates on a pro rata basis, based on the certificate principal balance of each class of Group IV Senior Certificates, until the Certificate Principal Balance of each such class has been reduced to zero.

E)            an amount, up to the amount of the Subordinate Principal Distribution Amount for that Distribution Date, will be distributed as principal, sequentially, to the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates, in that order, until each class of Subordinate Certificates has received its respective pro rata share of the Subordinate Principal Distribution Amount for that Distribution Date. Each class of Subordinate Certificates will be entitled to receive (except on Distribution Dates on which the Subordination Level for any class of the Subordinate Certificates is less than the Subordination Level as of the Closing Date) its pro rata share, based on its respective Certificate Principal Balance, of the Subordinate Principal Distribution Amount.

F)            For each class of Subordinate Certificates, if on any Distribution Date the related Subordination Level of that class is less than the related Subordination Level of such class as of the Closing Date, no distributions of principal prepayments in full and partial principal prepayments will be made to any class or classes junior to that class. The amount otherwise distributable to those classes will be allocated among the remaining classes of Subordinate Certificates, pro rata, based upon their respective Certificate Principal Balances.